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                                                                 EXHIBIT 10.3


                              CONCESSION AGREEMENT

     THIS AGREEMENT is made and entered into, this 6TH day of July 1995

                                     BETWEEN

                    THE GOVERNMENT OF THE REPUBLIC OF MOLDOVA

                                       AND

             THE RESOURCE DEVELOPMENT COMPANY, LIMITED (REDECO, Ltd)

                                       TO

                  EXPLORE FOR AND DEVELOP OIL AND GAS RESOURCES
                           IN THE REPUBLIC OF MOLDOVA

PREAMBLE

     This agreement is concluded between the Government of the Republic of Moldova and the Resource Development Company, Limited (REDECO), chartered in the State of Delaware in the United States of America:

     Whereby:

     The Government, in consideration of a work commitment by REDECO that includes: [1] development and production in the Valeni Oil Field commencing in 1995, and the Victorophka gas fields in 1996; [2] commencement of a multiyear 300-400 kilometer seismic survey beginning in 1996; [3] commencement of exploratory drilling in 1997; and [4] development of newly discovered fields as appropriate; and as stipulated and agreed to in the Agreement of Intent between the Government of Moldova and REDECO, signed by the Prime Minister of the Republic of Moldova and the President of REDECO on the 16th of December 1994, and further explained as follows:

ARTICLE A  TERMINOLOGY AND INTERPRETATION

     The following terms are hereby defined, and are to be interpreted as follows:

     "Barrel of Oil" is defined as 43 gallons, or as one-seventh of one ton of oil.

     "Competent Authorities" means any proper authority belonging to the State or Private sector, responsible to proceed to any action or deed designated by the Constitution of the Republic of Moldova, statute of administrative deed, including the Parliament, Government of the Republic of Moldova (including any ministry, department, government agency, municipality, or state enterprise, existing or to be established), or in any way having or granted jurisdiction over a specific case or matter, whether directly or indirectly.

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     "Concession" is the treaty between the State and Concessionaire whereby the State conveys its mineral resources to the Concession-holding company for a defined period of time.

     "Concession Area" is hereby defined as the entire territory of the Republic of Moldova.

     "Concession Commencement Date" means the date of signing of this agreement by the Government of the Republic of Moldova whereby the concessionaire will be held responsible for the design, finance, construction, operation, exploitation and maintenance of the Concession Project, pursuant to the terms of this Agreement.

     "Drilling" includes both actual boring, as well as ongoing operations requiring the presence of an operational drilling rig and its related equipment, to include workover rigs, rathole drilling rigs, and extends to downtime whereby on-site rigs are not operated due to testing requirements, engineering related analysis, equipment breakdown or other reasonable project related delays.

     "Easement" includes actual points of access, routes of travel and entry, and related rights-of-way used to access, service, and otherwise maintain and conduct exploration and development activities as defined by this Agreement.

     "Equipment" means both moveable and fixed equipment as necessary for REDECO to accomplish its concession commitments to include oil and gas exploration, field development, seismic exploration, and related facilities operation.

     "Exploration" is hereby defined as those activities related to the search for and discovery of oil and gas, to include field surveys, aerial surveys, seismic surveys, drilling site preparation, drilling, and well testing.

     "Facilities" permitted by this Agreement include refineries, tank farms, pipelines, and gas stations.

     "First Production" is defined as that point in time at which the first ton of oil reaches an in-field oil storage tank; or, at that point in time at which the first cubic meter of gas flows through a meter and into a gas pipeline transmission system.

     "Government" means any ministry, department, government agency, statutory executive authority existing or to be established.

     "Infrastructure" includes facilities required to gain access to exploration and development activities and other facilities in accordance with this Agreement.

     "Production" is hereby defined as the extraction of oil and gas and related by-products, the transportation and sale of these liquids and gases.

     "Retail" is defined as the selling of both unrefined and refined products to the commercial marketplace.

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     "Royalty" is defined as the Government's total share of gross production from any development activities permitted by this agreement, and that the gross figure will be calculated after the separation of water and associated waste gases and liquids normally removed at the field by industrial separator equipment as may be required.

     "Taxes" are those moneys, to include tariffs, customs, corporate and individual income taxes, severance taxes, dividend taxes, and windfall profit taxes as might be incurred during the course of normal business operations that include commercial business activities and the import and export of equipment and products (both natural and manufactured) and as may be further defined by the laws of the Republic of Moldova.

ARTICLE B   RIGHTS AND PRIVILEGES

     1. The Government of the Republic of Moldova grants the following rights and privileges to REDECO in return for REDECO's commitment to perform exploration and development work at its own expense:

     1.1. The exclusive right to develop the existing abandoned oil field of Valeni, with approved development activity to include the drilling and completion of production wells, installation of wellheads, pumps, gathering lines, oil storage tanks, separators, storage and maintenance buildings, roads, and the construction of well sites. Development rights for the Valeni Oil Field are hereby granted for twnety years, from 1995 to 2015, with an option to approve development and production for an additional twenty years, from 2015 to 2035. Development rights for the Victorophka Gas Field are hereby granted for twenty years, from 1996 to 2016, with an option to approve development and production for an additional twenty years, from 2016 to 2036.

     1.2. The exclusive right to explore for oil and gas in the Republic of Moldova for a period of ten years, from 1995 to 2005. Exploration rights may be extended for second ten year period, from 2005 to 2015. Also conveyed is the right to convert discovered oil and gas resources to twenty-year development projects on a field-by-field basis.

     1.3. The right to build and operate refineries, equipment, facilities, infrastructure, perform seismic surveys, drill exploratory wells, test and complete wells that prove to have commercial quantities of oil and gas, and utilize the information and technical resources of SPAF, the Institute of Geophysics and Geology, and AGEOM as according to the appropriate charter of each agency, and also conveyed are the rights to manufacture urea, liquid natural gas, compressed natural gas and to sell these products. Regarding information provided by AGEOM, it is understood by REDECO that information obtained from AGEOM's Geological Archives must be purchased at approved official published rates. Joint Ventures may be explored between the Government and REDECO only if Government investment capital is applied.

     2. DEVELOPMENT RIGHTS. Development rights granted for a period of twenty years, on a field-by-field basis (as new fields are discovered and developed for oil and gas and related by-product production) to REDECO are:

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     2.1. The exclusive right to develop and operate the Valeny Oil Field, the Victorophka Gas Field (which includes structures at both Baimaclia and Enichioi), and to this end, to perform activities involved in the drilling and operation of oil and gas wells and their attendant production facilities. All of these works will be done in conformity with project design plans to include environmental impact assessments and the State's ecological expertise.

     2.2. The right to develop and operate other oil and gas fields as may be found as a result of REDECO's exploration activities.

     2.3 Development activities approved include the right to build and operate: roads, pipelines, oil storage facilities, maintenance and storage facilities and buildings, pumps and pumping stations, oil and gas separators, and the maintenance of oil and gas wells, and the operations of downstream facilities to include wholesale and retail oil terminals and gas stations.

     2.4. Development activities will include the abandonment of non-producing wells requiring the cementing of the hole back to the surface of the casing string of pipe. Abandoned drilling and production sites will be environmentally recovered to the previous ecology within the best efforts and limits of generally acceptable site remediation practices, methods, and technologies. Development activities will include environmental site surveys, related studies, and documentation as required by Moldovan law.

     2.5 Technical and geologic information will be provided solely to the State Geological Archives. Production and economic data will be provided solely to SPAF and MOLDOVAGAS.

     2.6. REDECO will have the right to import its equipment, and the equipment of its contractors and their subcontractors, without penalty of import taxes or customs duties; and, the Government guarantees the extraction of REDECO equipment from the Republic without penalty of tax or duty. These rights extend to exploration activities.

     2.7. In the case of threat of terrorism, sabotage, or armed conflict, the Government guarantees that to the best of its ability it will provide the security for all producing oil fields, pipelines, storage facilities, and refineries, and for exploration and drilling sites.

     2.8 The Government guarantees REDECO the right to hire and fire Moldovan citizen employees as may the pleasure of REDECO management and within the statutes of Moldovan Law.

     2.9. The Government guarantees the movement of REDECO personnel and the personnel of its contractors into and out of the Republic. These personnel will be registered by the State which will arrange for long-term visas. REDECO will sponsor the visits of Moldovan personnel involved in this project's activities to the United States to the extent of Visa sponsorship.

     2.10. Equipment, geologic samples, and technical information will be protected as proscribed by Moldovan and United States laws and this data will be protected by both parties from release to third parties without the mutual consent of SPAF and REDECO, and these export samples and data will be provided with expedited import and export from the territory

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of Moldova.  REDECO will institute appropriate internal company security measures to ensure the protection of project information, and to this end, will ensure that geological and geophysical information utilized by subcontractors will be fully recovered from those subcontractors and that any residual information will be appropriately destroyed to deny the access of said information to unauthorized third parties. REDECO will maintain a master record of all of its project data holdings, and will provide and updated record to SPAF on a routine basis.

     2.11. The Government grants REDECO the right to export REDECO's share of oil roduction. In this regard, the STATE (SPAF) has the right of first refusal to purchase any and all oil produced for which it will pay in currency at the prevailing market rate under conditions of Franco wellhead and as determined by the price paid for the same quality crude oil in the currently quoted Mediterranean oil market (Italy), less transportation and insurance costs if any are included, and less a five percent (5%) discount with said discount reserved for State buyers only. Pricing information will be quoted by REDECO in both barrels and tons. The State will pay said market price for oil and gas at the wellhead. By right REDECO can sell its share of oil defined in Article C paragraphs 1.6 and 1.7. The Government grants that said 5% discount does not extend to royalty payments made by REDECO from its gross production as defined in the royalty payment schedule in Article C paragraph 1.6. SPAF and MOLDOVAGAS guarantee cash payment in full to REDECO within thirty (30) days of taking delivery of oil and gas.

     2.12. Development rights are granted for a twenty year period, commencing in the year that first production is attained, and development rights may be extended for a second twenty year period by mutual agreement between the Government and REDECO.

     2.13. The Government of Moldova agrees to indemnify REDECO of any environmental liability or associated damages due to, but not limited to, acts of God (natural disasters), third party negligence or damage, acts of sabotage or other forms of destruction. In turn, REDECO agrees to safeguard its activities to the best of its abilities.

     2.14. The royalty due to the Government, and as further defined in Article C paragraph 1.6, and extends to all by-products of oil and gas production to include gas condensates, sulphur, helium, carbon dioxide, and asphalt.

     2.15. The Government agrees that REDECO will have certain rights to develop any other mineral resources that it encounters in during its exploration and development work if REDECO begins to develop said resources within 24 months of discovery. After two years, REDECO forfeits its first rights and the Government may then assign these rights to a third party. All of the mining and development details, to include royalty payments to the Government, will be defined upon discovery and during the course of said two year first-right period. Application of discovery will be made to the Republic's Department of Norms and Standards.

     2.16. REDECO agrees to turn over all facilities and equipment related to development operations, without any pecuniary compensation, upon termination of its development concession (defined in Article B, paragraphs 1.1, 1.2 and 1.3) whether termination is an act of the Government, REDECO or mutually agreed to by both parties. If the Government terminates REDECO's development activities prior to the periods defined in Article B, paragraphs 1.1, 1.2 and 1.3, then the Government guarantees full payment for all facilities and related equipment.

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This does not include REDECO's company offices located in Chisinau, which remain REDECO property in perpetuity.

     2.17. KEEP WHOLE AGREEMENT. The case of war, border disputes, internal strife or any other unanticipated political problem that would impede exploration and development activities as defined by this Agreement, the Government hereby guarantees that it will honor the terms of this Agreement through the period of crisis and will permit the resumption of normal exploration and development activities after it has declared that the crisis has ended. If during a period of crisis REDECO finds that it must suspend operations it will do so after appropriate notification to the Government, and after receipt of the Government's permission. During a period of crisis, the Government will make every reasonable effort to protect and defend oil field property and equipment operated by REDECO. The State agrees not to introduce any subsequent legislation that in any way detrimentally effects the rights and intentions of this Agreement.

     2.18. Upon implementation of this Agreement by virtue of its signing by the Government, SPAF RM and REDECO will conclude a technical contract for oil, and between the State Concern MOLDOVAGAS and REDECO for gas, prior to the commencement of REDECO's field operations. The contracts will define the technical and management relationships related to technical and organizational issues between SPAF, MOLDOVAGAS and REDECO to include: allocation of government lands, registration of alien REDECO personnel while working in-country, the exact nature and timing of operational permissions, definition of ecological and environmental programs, responsibilities for local government relationships and contracts as may be necessary, liaison with national and local utilities companies, and coordination of engineering projects.

     2.19. REDECO agrees not to produce more than five million tons per year of oil equivalent without the expressed agreement of the Government.

     2.20. The projects will be performed in accordance with the environmental laws of Moldova, and in conformance with international conventions to which Moldova is a signatory. If projects are performed in sensitive ecological reserves, then the special environmental laws governing those properties will be observed. If work is performed in the vicinity of surface waters the special Moldovan laws refering to the protection of surface waters will be observed.

     2.21. LICENSING. REDECO will be issued a ten (10) year exploration license by AGEOM, and a twenty (20) year development license by the Department of Standards and Technical Norms.

     3. EXPLORATION RIGHTS. The Government guarantees the following exploration rights and privileges:

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     3.1.  The right to have access to any approved surface lands for the purpose of conducting seismic surveys, and the right to ingress and egress property as may be required by seismic crews.

     3.2. The right to export seismic, well and geological data as may be required for technical and laboratory analysis and evaluation. The analysis of any such exported data will be provided to AGEOM. The export of all data will be coordinated with AGEOM and other authorized Sate entities as may be appropriate. Both parties guarantee to safeguard and protect this project's information from release or exposure to third parties; and, that all said technical information will remain confidential and may not be released or sold in any manner to third parties without the mutual consent of AGEOM and REDECO.

     3.3. The right to construct drilling sites and to operate drilling rigs and associated facilities for the purpose of drilling exploratory wells, and the right to complete exploratory wells and the conversion of these to development wells upon declaration of commercial discovery.

     3.4. The right to build roads and temporary storage and maintenance facilities as may be needed to conduct and perform exploration activities.

     3.5. Exploration rights are hereby granted to REDECO for a ten (10) year period, commencing in 1995 and lasting until 2005, and may be extended for a second ten year period, from 2005 until 2015, through the mutual agreement of the Government and REDECO.

     3.6. The Government guarantees REDECO's access to all approved surface lands related to exploration, development, and extraction of oil, gas and related by-products. Land use will be guaranteed by the Government; and, the Government accepts full responsibility and liability for the use of said lands. REDECO also agrees to pay full site remediation and reclaimation costs to ensure that once drilling and production operations have been completed, that the land will be returned to its natural condition, defined as the condition that it was in before field activities began.

ARTICLE C.  REDECO WORK COMMITMENTS AND OBLIGATIONS

     1. DEVELOPMENT PROJECTS - VALENI OIL AND VICTOROPHKA GAS FIELDS. REDECO commits to performing the following work related to the commercial development of oil and gas production from the two fields conveyed for development rights by virtue of Article B, paragraphs 1.1, 1.2 and 1.3:

     1.1. REDECO will drill a sufficient number of wells as necessary to establish commercial oil production with each well completed to a depth of at least 450 meters at Valeni, and 700 meters at Victorophka, and that it will cement casing to the surface, log, test, and complete each well for which the commercial presence of oil or gas is indicated.

     1.2. REDECO will install oil production equipment as necessary to operate each well, and to operate the field. This may include the installation, operation and maintenance of pumps, generators, buildings, storage and maintenance facilities, oil and brine water storage tanks, gathering lines, roads, protective berms and dikes, raised production pads, fencing and related equipment and facilities.

     1.3. REDECO will perform geologic analysis and will provide results of this AGEOM.

     1.4. REDECO will transport oil and gas as required, and this will include transport by truck, railroad, or pipeline. REDECO will build and operate pipelines as it deems may be required.

     1.5. REDECO, through its Moldovan subsidiary REDECO-Moldova, will hire Moldovan citizens for at least 95% of its worker, technical, and professional employee positions in the Republic, and will provide requisite technical training as may be required. Subcontractors are excluded from this clause, as is the parent company, REDECO Ltd.

     1.6. REDECO will pay the Government a royalty of twenty percent (20%) of the total amount of oil, gas, and by-products (by products defined in Article B, paragraph 2.13) during the first ten years of production from each well, rising by five percent (5%) every five years after the first ten year period, to the following scale:

     Year 1-10 of production (by well)            20%
     Year 11-15                                   25%
     Year 16-20                                   30%
     Year 21-25                                   35%
     Year 26-30                                   40%
     Year 31-35                                   45%
     Year 36-40                                   50%

     The Government will be paid its royalty in cash (US Dollars or Moldovan
Lei) or in kind (crude oil or gas), determined at the State's discretion.

     Taking into consideration risky nature of this project the State hereby grants REDECO a permanent exemption of fifty percent (50%) from net profit taxes owed by REDECO as are defined by current tax tariff rates expressed in Moldovan law. The State also requires REDECO's employees to pay personal income tax and directs the company to pay its employees State social security tax. REDECO is hereby exempted from all other taxes and duties as may be usually required under Moldovan law.

     1.7. REDECO reserves the right to refine its oil produced, and may refine the State's share of oil production if required, and to market this oil first in the Republic of Moldova. The State has right-of-first-refusal to purchase REDECO's oil production, and MOLDOVAGAS will have right-of-first refusal to buy REDECO's gas production; these purchase rights must be exercised within fifteen days of notification to buy a production contract. Both parties agree to pay prevailing market rates for production, pursuant to the five percent (5%) discount identified in Article B, paragraph 2.10. In the event that the Government does not exercise its purchase rights, is unable to make payments or otherwise fails to purchase the refined oil or the initially-

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produced crude oil, then REDECO will have the right to market its production within the Republic first, and secondly, to export its production for sale, with this pertaining to both unrefined and refined products. In the event that the Government is unable to pay for oil and gas production already received (i.e., purchased and delivered), and for which it has pledged payment in good faith, REDECO will have the right to recover its payment in the form of crude oil or gas production as subtracted from ongoing royalty payments in an amount not to exceed fifty percent (50%) of any given royalty payment.

     1.8. Each well will be independently metered and royalties due will be calculated from the metered production at the well head. Payment in-kind (crude oil and gas) will be made at, and collected by the Government at, each field's crude oil storage tanks, or in the case of gas, at the point where the field's production enters a gas transmission system (pipeline). Cash payment will be made by deducting the royalty percentage from the amount due in all oil delivered to SPAF and gas delivered to MOLDOVAGAS, as calculated from gross sales to these two agencies.

     1.9. REDECO agrees that its construction standards will comply with accepted international standards, and with Moldovan law, and will be performed according to approved technical project plans.

     2. EXPLORATION PROJECT - REPUBLIC OF MOLDOVA. Commencing in 1996, REDECO agrees to perform the following work:

     2.1. In 1996, REDECO will commence a multiyear 300-400 kilometer seismic survey, concentrating in the southern areas of the Republic. Both two and three dimensional data will be collected and processed into digital models. Copies of all data will be provided to AGEOM to include certified duplications of original digital data according to established regulations.

     2.2. In 1997, REDECO will commence an exploratory drilling program, guaranteeing the drilling of a sufficient number of deep wells on locations selected by REDECO and its contractors, according to the results of seismic investigations, to test for oil and gas in the Jurassic and Devonian formations. The plans for this program will be coordinated with SPAF.

     2.3. Appropriate State specialists may reside and work on-site and REDECO will provide quarters and food to such qualified State personnel. Redeco will contract logging, cementing, and other well site services with qualified contractors who are in good standing with the international oil industry.

     2.4. REDECO will pay all expenses involved with: mobilizing and shipping equipment and contractors, drilling activities, and related administrative and logistic activities. The Government agrees to waive all taxes, and to not levy any taxes, related to this Agreement and its sponsored projects, according to the legislation of the Government of Moldova, beyond that of the production royalty, land payment and 50% from net profit taxes as specified in Article C paragraphs 1.6 and 4.1.

     3.  OTHER COMMITMENTS

     3.1. REPORTING. REDECO will commence monthly reporting to SPAF beginning in the month following ratification of this Concession Agreement. Copies of technical and geologic data will be provided monthly to AGEOM, and production and economic data will be provided monthly to SPAF appended to REDECO's monthly production report.

     3.2. PLANNING. All plans for exploration and development activities will be provided to an authorized agency for approval. Review and approval will be conducted in good faith and in an expeditious manner, and that authorized agency will do its best to accelerate its performance and that of other government agencies that may be involved. When possible, joint planning will occur. The Government reserves the right to suspend this agreement if REDECO fails to fulfill any aspects of this agreement related to performance and schedule. The Government will allow for reasonable delay with at least thirty (30) days prior notification by REDECO. It is recognized that only SPAF has the required expertise to represent the State's oil interests, and MOLDOVAGAS to represent the State's gas interests.

     3.3 MANAGEMENT. REDECO will establish an operations office in Chisinau. REDECO management will be on-site at all field activities, and its designated manager will exercise final approval authority for all field management, operational and technical activities to include drilling, completion, well workover, site preparation and evacuation, safety, security and related oil field support and engineering activities.

     3.4 MONETARY CONVERSION. The Government guarantees full exchange of Moldovan Lei for United States Dollars, to occur within {F10}thirty (30) days of claimancy by REDECO to the Government for redemption, only for payments related to this Agreement.

     3.5 INSURANCE. REDECO will provide insurance to cover accidents due to its own negligence. This insurance will cover the costs of environmental cleanup, losses of private property, and oil well firefighting.

     4. LAND PAYMENT OBLIGATIONS. During the normal course of conducting its business operations, it is recognized that REDECO will require access to and use of both private and public properties. To this end, REDECO will pay for the use of surface rights as hereby agreed to wit:

     4.1. LEASE FEES. REDECO will pay lease fees as defined in existing land lease prices and tariffs provided by Moldovan legislation.

     4.2. GUARANTEES. The Government will take appropriate steps to identify and guarantee the legal ownership of surface rights effected by the exploration and drilling activities granted by this Agreement. Where private ownership is unclear, or lands are publically held, the Government guarantees the right for REDECO to lease the property as defined in paragraph 4.1 above.
 The Government will ensure the availability of, and access to, surface rights within the Concession Area and therefore undertakes to perform any necessary expropriations, requisitions, or compulsory purchases in respect of privately owned properties, of which the

Concessionaire otherwise reasonably considers to be necessary to enable it to carry out the Concession Project and otherwise fulfill its obligations under this Agreement, and that the Government will be responsible for paying all costs associated with the acquisition of such property.

     ARTICLE D  FORCE MAJEURE

     REDECO shall not be liable for any failure or delay by it in complying with any obligation under this Agreement as the Concessionaire, to the extent that such failure or delay has been caused by any event or circumstance presenting the characteristics of Force Majeure, such as: ware (whether declared or undeclared); invasion, armed conflict or act of foreign enemy; revolution, riot, insurrection, act of terrorism, sabotage, criminal damage or threat of such acts; nuclear explosion, radioactive or chemical contamination or ionizing radiation; earthquake; any effect of the natural elements including geological conditions which it was not reasonably practicable to allow for; the occurrence of any of the perils insured against; strikes, other labor disputes, disturbances, or material economic dislocations; any act or omission by the State affecting this Agreement such as restrictions on the importation of any materials or machinery, any legal directions or other disruptions caused by the encounter with antiquities and other archeological sites, or the failure of existing or to-be-provided necessary utilities.

     ARTICLE E  DISPUTES

     The Government will establish a management oversight board, to with REDECO will be permitted to have a sitting member present at all discussions and points of decision. Points of contention will first be addressed by the board, and where this fails to reach agreement, by mutual meeting between Moldova's Vice Prime Minister and the President of REDECO Ltd. In the event that a mutually agreeable solution to a situation is not reached then both parties agree to submit to international arbitration pursuant to mutually agreed upon rules and proceedures in accordance with international law. In this regard, the Government of Moldova waives sovereign immunity and agrees to submit to international arbitration. In turn, REDECO agrees to comply with Moldovan Law in all of its activities conducted on Moldovan territory. Furthermore, the State agrees to represent and protect REDECO and its assigns from any and all civil and tort litigation that may occur in Moldova.

     ARTICLE F  GOOD FAITH

     Both parties agree to operate in good faith, and to this end, to ensure that effective communications are continuously maintained. To this end, technical and administrative files regarding oil and gas exploration and development activities will be fully open to and accessible by both parties, in both Moldova and in the United States.

     ARTICLE G  AGREEMENT

     This Concession is hereby awarded to REDECO by the Government of the Republic of Moldova. Both parties agree to the conditions defined in this document, which was drawn up

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in Moldovan, Russian, and English with three originals of this document prepared in each language and all language versions are equal. A timetable for this agreement is attached.

On behalf of the Government                  Of behalf of REDECO, Ltd.
of the Republic of Moldova

     /s/  A. BANGLELIO                            /s/  WILLIAM J. COX
- -----------------------------------       -----------------------------------
A. Banglelio                                 William J. Cox
Prime Minister of the                        President of REDECO, Ltd.
Republic of Moldova